Exhibit 23.5

CONSENT OF KENDRICK, PIERCE SECURITIES, INC.

February 2, 2004

Board of Directors

Horizon Financial Corp.

1851 NW 125th Avenue, Suite 100

Pembroke Pines, Fl 33028

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Horizon Financial Corp. that is a part of Bancshares of Florida’s Registration Statement on Form S-4, under the caption “Opinion of Horizon’s Financial Advisor”, and to the inclusion of such opinion letter as Appendix C to the Joint Proxy Statement/Prospectus that is a part of the Registration Statement.

Very Truly Yours,

/s/ Kendrick, Pierce Securities, Inc.
Kendrick, Pierce Securities, Inc.